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                                                                                                                          EXHIBIT 12

Legg Mason, Inc.
Computation of Consolidated Ratio of Earnings to Fixed Charges
(dollars in thousands)

                                                            Nine
                                                        Months Ended
                                                        December 31,                         Years Ended March 31,
                                                     ------------------     --------------------------------------
                                                            1999              1999               1998
                                                            ----              ----               ----
Earnings before income taxes                              $158,254          $148,775           $128,379
Fixed Charges:
                  Interest Expense                          93,100            94,910             73,706
                  Portion of rental expense
                  representative of interest factor*        12,658            14,273             12,636
Earnings available for fixed charges                      $264,012          $257,958           $214,721
Fixed Charges:
                  Interest Expense                        $ 93,100          $ 94,910           $ 73,706
                  Portion of rental expense
                  representative of interest factor*        12,658            14,273             12,636
Total Fixed Charges                                       $105,758          $109,183           $ 86,342
Consolidated ratio of earnings to fixed charges                2.5               2.4                2.5


                                                          ---------------------------------------------
                                                            1997               1996              1995
                                                            ----               ----              ----
Earnings before income taxes                              $ 96,210            $64,551           $28,275
Fixed Charges:
                  Interest Expense                          43,364             26,187            17,249
                  Portion of rental expense
                  representative of interest factor*      $ 10,017              8,980             7,977
Earnings available for fixed charges                      $149,591            $99,718           $53,501
Fixed Charges:
                  Interest Expense                        $ 43,364            $26,187           $17,249
                  Portion of rental expense
                  representative of interest factor*        10,017              8,980             7,977
Total Fixed Charges                                       $ 53,381            $35,167           $25,226
Consolidated ratio of earnings to fixed charges                2.8                2.8               2.1


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  *   The portion of rental expense representative of interest factor is calculated as one third of the total of Rent, DP Service
      Bureau, and Equipment Rental expenses.

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